Exhibit 21.0

Subsidiaries of Building Materials Holding Corporation

Unless otherwise indicated, subsidiaries are 100% owned by Building Materials Holding Corporation or the subsidiaries listed below. We operate principally under the trade names of BMHC, SelectBuild and BMC West.

State of
Incorporation
or Organization
SelectBuild Construction, Inc.	Delaware
SelectBuild Arizona, LLC (previously BBP Companies)	Delaware
SelectBuild Distribution, LLC	Delaware
SelectBuild Florida, LLC (previously WBC Construction, LLC)	Delaware
A-1 Building Components, LLC (51% ownership)	Delaware
SelectBuild Illinois, LLC (51% ownership) (previously RCI Construction, LLC)	Delaware
SelectBuild Mid-Atlantic, LLC (67.33% ownership) (previously WBC Mid-Atlantic, LLC)	Delaware
SelectBuild Nevada, LLC (previously KBI Construction, LLC)	Delaware
KBI Stucco, Inc.	Delaware
KBI Mechanical, LLC (60% ownership)	Delaware
SelectBuild Northern California, Inc.	Delaware
SelectBuild Trim, LLC	Delaware
SelectBuild, LP (owned 99% by SelectBuild Construction, Inc. and 1% by BMHC) (previously KB Industries, LP)	California
C Construction, Inc.	Delaware
H.N.R. Framing Systems, Inc.	California
KBI Norcal, GP (owned 51% by Vaughn Road, LLC and 49% by RJ Norcal, LLC)	California
KBI Norcal Windows, Inc.	Delaware
KBI Windows, Inc.	Delaware
Riggs Plumbing, LLC (73% ownership)	Arizona
RJ Norcal, LLC	California
TWF Construction, Inc.	Delaware
Vaughn Road, LLC	California

BMC West Corporation	Delaware
BMCW, LLC	Delaware
BMC West Corporation SouthCentral	Delaware
BMCW SouthCentral, LP (owned 99% by BMCW, LLC and 1% by BMC West Corporation SouthCentral)	Texas
BBD Construction, LP (51% ownership)	Texas

BMC Insurance, Inc.	Hawaii

BMC Realty, Inc.	Delaware